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                               [LETTERHEAD]



                                   FOR IMMEDIATE RELEASE

                                   For More Information Contact:
                                   Jan E. Gaulding, ProNet CFO
                                   (214) 687-2000
                                   Robert McMurrey, Teletouch CEO
                                   (800) 943-0034



               PRONET AND TELETOUCH ANNOUNCE MERGER AGREEMENT

DALLAS, TEXAS, APRIL 16, 1996 -- PRONET INC. (NASDAQ - PNET) and TELETOUCH COMMUNICATIONS, INC. (NASDAQ - TELL) jointly announced today that their respective boards of directors have unanimously approved a definitive agreement to merge the two corporations in a transaction valued at approximately $181 million, consisting of approximately $75 million of ProNet common stock, the assumption of $91 million in indebtedness and the purchase for cash of approximately $15 million of preferred stock.

Under the terms of the agreement, Teletouch's public common stockholders will receive for each of their shares a number of shares of ProNet common stock having a value of $5.50, subject to certain adjustments based on the future trading prices of ProNet common stock. Certain common stockholders who are affiliated with Teletouch will receive a number of shares of ProNet common stock having a value of $5.00, subject to certain adjustments based on the future trading prices of ProNet common stock. In no event will such afffiliated stockholders receive more per share than the public stockholders. The closing price of ProNet's common stock on April 15, 1996 was $28.625 per share.

The transaction is subject to FCC regulatory approval as well as the approval of the stockholders of both companies. Affiliates, who collectively own a majority of Teletouch's preferred and common stock, have agreed to vote their shares in favor of the merger. The merger, expected to be effective in the third quarter of 1996, will be accounted for as a purchase.

Jackie Kimzey, ProNet Chairman and Chief Executive Officer, stated, "ProNet's merger with Teletouch creates the fourth largest public paging company in the U.S. with approximately 1.4 million subscribers on a proforma basis and further establishes the combined entity as an experienced consolidator in the industry. The Teletouch operations will be managed through our Houston and Charlotte SuperCenters creating additional

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operational efficiencies. We look forward to working with the Teletouch team, capitalizing and building on their recent successes."

Dave Vucina, ProNet President and Chief Operating Officer, added, "With complementary and contiguous coverage areas reaching from Texas to Florida, this combination establishes the new entity as a dominant player in the Southern U.S. Teletouch's distribution channels are also complementary to ProNet's, further strengthening our capabilities in reaching the consumer in secondary markets."

Robert McMurrey, Teletouch Chairman and Chief Executive Officer, stated, "We believe the merger with ProNet will enhance our shareholders' investment in the paging industry. Our combined operations are expected to have more opportunities for growth through our increased marketing presence, improved operating efficiencies and enhanced access to capital. We believe these elements will result in more opportunity to build value for our shareholders in the future."

ProNet is being advised by Lehman Brothers regarding the Teletouch transaction.

Earlier this week, ProNet announced that it signed a non-binding letter of intent with Motorola Inc. for the transfer of Motorola's 931.9125 MHz Radio Common Carrier nationwide license and for the sale of associated system equipment. The transaction, which is pending FCC and other third party approvals, as well as the execution of a definitive agreement, is expected to close mid-year 1996.

Mr. Kimzey stated, "The nationwide frequency will be used to further strengthen our regional presence, expand into new markets and provide a system to support strategic marketing alliances. The merger with Teletouch and the acquisition of this license demonstrates ProNet's strength as a major presence in the industry."

ProNet also announced that based on the results of its due diligence review, it has elected to cease negotiations to acquire Reisenweaver Communications, Inc. in North Carolina. This acquisition, which was previously announced in 1995, would have added 9,000 subscribers to ProNet's existing base.

ProNet, based in Dallas, Texas, provides wireless communications services through its paging and security operations to over a million subscribers in five distinct regions of the United States.

Teletouch Communications provides paging services in Alabama, Arkansas, Louisiana, Mississippi, Missouri, Texas and Tennessee. The Company focuses on smaller metropolitan and rural markets where there is less competition and more opportunity for internal growth than in larger metropolitan areas.

Matters discussed in this press release contain forward looking statements that involve risks and uncertainties, including the timely development, release and acceptance of new

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products and alliances, delays in regulatory approvals, the impact of competitive products and pricing, and the other risks detailed from time to time in ProNet's SEC reports, including the report on Form 10-K for the year ended December 31, 1995.